Exhibit 99.1
April 3, 2018

GCI Liberty, Inc. Declares Special Cash Dividend
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today announced that its Board of Directors declared a special cash dividend (the “Special Dividend”) which will be payable on May 3, 2018 to shareholders of record of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) at the close of business on April 13, 2018.
The Special Dividend is approximately $0.13 per share of Preferred Stock. The Special Dividend amount per share is equal to (1) all unpaid dividends (whether or not declared) that have accrued on such share or fractional share of Preferred Stock from and including March 8, 2018 to (but not including) April 15, 2018 (the “Accrued Quarterly Dividend”), plus (2) all dividends that have accrued to May 3, 2018 with respect to that portion of the Liquidation Price (as defined in GCI Liberty’s amended and restated articles) which consists of the Accrued Quarterly Dividend.
GCI Liberty expects to pay regular quarterly dividends on the Preferred Stock beginning with the payment date of July 15, 2018.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning dividend payments on the Preferred Stock. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including its most recent Form 10-K and Form S-4 relating to the recently completed transactions between GCI Liberty and Liberty Interactive Corporation, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty’s businesses which may affect the statements made in this press release.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI and interests in Charter Communications and Liberty Broadband Corporation. GCI is the largest communications provider in Alaska, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.